LEASE

        This lease ("Lease") is made". as of July 1, 1997 between Mark Kornfeld and Gary Kornfeld, t/a CROSS CREEK POINTE, hereinafter "Lessor" and DERMA SCIENCES "Lessee".

                                   WITNESSETH

        Lessor hereby leases to Lessee and Lessee hereby leases from Lessor that certain office space known as Suite 403, consisting of approximately 2003 sq.ft. on the fourth floor, of that certain office building located at Cross Creek Pointe Office Building, situated at Route 315, Wilkes-Barre, Pennsylvania referred to below as the Premises'.

1. Term. This Lease is for a term of three years, beginning on July 1, 1997 and ending on June 30, 2000 (the "Term").

2. Rent. The total rent per year, will, be Thirty-Seven Thousand Fifty-Five end 50/100 dollars ($37,055.50), payable in equal monthly sums of Three Thousand Eighty-Seven and 95/100 dollars ($3,087.95) on or before the first day of each month during the Terra.

3. Use. The Premises may be used for the operation of offices and related services.

4. Assignment and Subletting. Lessee may assign and/or Sublet the premises with written permission of Lessor. Lessor's permission shall not unreasonably withheld.

5. Maintenance and Repairs. Lessor, at its own expense, will put the Premises in good order and repair on or before the commencement of this Lease and subject to Lessee's inspection. Lessor, at its own expense, will maintain all structural elements of the Premises, the plumbing, electric and other utility lines servicing the Premises, and walls, roof, doors, and windows of the Premises. Lessee, at its own expense, will otherwise maintain the Premises in good and safe condition and will surrender the Premises, at termination of this lease, in as good condition as received, normal wear and tear excepted.

6. Services and Utilities. Lessor, at its own expense, will furnish janitorial services and all utilities except telephone.

7. Entry and Inspection. Lessee will permit Lessor or Lessor's agents to enter the Premises at reasonable times and upon reasonable notice, for the purpose of inspection, and to exhibit them for purposes of sale or rental at any time within sixty (60) days prior to the termination of this Lease.

8. Indemnification. Lessor will not be liable for any damage or injury caused solely by Lessee on the Premises. Lessee will indemnify and hold Lessor harmless for any claims for damages caused solely by an act or omission of Lessee, its agents or employees that occurs on the Premises. Lessor will indemnify and hold Lessee harmless for any claims for damages caused by an act or omission of Lessor, its agents or employees.

 9. Condemnation. If any part of the Premises is taken or condemned for public use or purpose than the Term will cease from the date of the taking or condemnation and Lessee will have no further obligation to pay rent after such date. All sums which may be payable on account of any condemnation will belong to Lessor, provided however, that Lessee shall be entitled to retain any amount awarded to it for the value of the leasehold, loss of business, moving expenses and any other damages and/or compensation as provided in law or equity.

 10. Bankruptcy. If before or during the Term, a petition in bankruptcy is filed by or against Lessor or Lessee and is not dismissed within ninety (90) days, or if either party makes an assignment for the benefit of creditors or is adjudicated bankrupt ("Bankrupt Party"), this Lease will be terminated at the option of the other party, after ten (10) days written notice to the Bankrupt Party.

 11. Casualty. If any part of the Premises are damaged by fire or other cause to the extent that the Premises are rendered untenantable and cannot be reasonably rendered in as good condition as existed prior to the damage within (60) days from the date of the damage, this Lease may be terminated by Lessee by giving written notice to Lessor and rent will be abated from the date of the damage. If the damage is not such as to permit a termination of this Lease as described above, or if Lessee does not terminate this Lease, Lessor will promptly repair the Premises to its original condition. The obligation for rent will be abated during the period that the Premises are being repaired.

 12. Insurance. Lessor, at its own expense, will pay fire insurance premiums on the building of which the Premises are a part in an amount sufficient to cover the entire building. Such insurance will name both Lessee and Lessor as insureds in proportion of their interests in the building or its contents. Lessor will provide Lessee with proof of such insurance upon Lessee's demand. Lessee, at its option, will provide fire insurance on the personal property that Lessee moves into the Premises, and any casualty insurance desired by Lessee, both at the expense of Lessee. To the maximum extent permitted by insurance policies which may be owned by Lessor or Lessee, Lessee and Lessor, for the benefit of each other, waive any and all rights of subrogation which might otherwise exist.

13. Possession. If Lessor is unable to deliver possession of the Premises at the commencement of the Term, Lessor will reimburse Lessee for Lessee's out-of-pocket expenses as a result of such delay, and Lessee will not be liable for any rent until possession is delivered. Lessee may terminate this Lease if possession is not delivered within ten (10) days of the commencement of the Term.

 14. Lessee's Default. In the event the monthly rental provided above remains unpaid after the due date and fifteen (15) days prior to written notice, or in the event Lessee ahs not properly corrected any other defaults under this Lease after thirty (30) days written notice form Lessor to do so, then Lessor will have the option to terminate this Lease or pursuing any other remedies which Lessor may have at law or equity or under any state statute or regulation. The election by Lessor of any remedy afforded Lessor will not be deemed a waiver of any other remedies available to Lessor, Lessor's remedies being cumulative.

 15. Lessor's Default. In the event of a breach of this lease by Lessor, and Lessor's failure to cure such breach within thirty (30) days of Lessee's written notice of breach to Lessor, Lessee will have the option of: (1) taking reasonable steps to cure such breach, (2) terminating this Lease upon ten (10) days written notice, and/or (3) pursuing any other remedies which Lessee may hat at law or equity or under any state statute or regulation. Should Lessee elect to cure Lessor's breach, Lessee may offset the costs of cure incurred by Lessee against any future sums due Lessor under the Lease and/or submit an invoice to Lessor specifying the amount due Lessee, which amount Lessor will pay within ten
(10) days of receipt of Lessee's invoice. The election by Lessee of any remedy afforded Lessee will not be deemed a waiver of any other remedies available to Lessee, Lessee's remedies being cumulative.

 16. Waiver. The waiver by either Lessor or Lessee of any breach by the other will not be deemed a waiver of any other breach similar of otherwise.

 17. Consents. Any consent required of either Lessor or Lessee will not be unreasonable withheld.

 18. Notice. Any notice which wither party may or is required to give, will be given by registered or certified mail, upon receipt requested, postage prepaid, to the address(es) shown below, or at such other places as may be designated by the parties form time to time.

To Lessor at:

         Mark Kornfeld and Cary Kornfeld
         Cross Creek Pointe
         1065 Highway 315
         Wilkes-Barre, PA 18702

To Lessee At:

         Derma Sciences
         121 W. Grace Street
         Old Forge, PA 18518
         Mr. John T. Borthwick

 19. Option to Renew. Lessor grants to Lessee, an option to renew this lease with all the terms and conditions of the renewal lease being the same as terms and conditions in this Lease. To exercise this option, Lessee must give Lessor written notice of its intention to renew at least sixty (60) days prior to the expiration of each such term.

 20. Quite Enjoyment. Lessor covenants that Lessee will have quit enjoyment of the Premises for the duration of this Lease, and any renewal thereof.

 21. Parties. The covenants and agreement in this Lease will be binding on and will inure to the parties and may be amended only by a writing signed by both parties.

         IN WITNESS WHEREOF, the lessor and Lessee have executed this Lease as of the day and year first above written.

LESSOR                                      LESSEE

CROSS CREEK POINT                           DERMA SCIENCES, INC.



By:   /s/ Lena Sidelmen                     By:   /s/ John T. Borthwick
    -------------------------                   ---------------------------
    Manager                                     President

Attest:   /s/ Ann Scarantino                Attest:   /s/ Robert DiGiovine
        --------------------                        -----------------------